Grindr Inc.
Insider Trading Policy
Approved and Adopted by the Board of Directors: November 18, 2022
Effective: November 18, 2022
Introduction
During the course of your relationship with Grindr Inc. (the “Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Company securities by our directors, officers and employees, as well as their Related-Persons (as defined below), subject to this policy as described below.
Statement of Policy
It is the policy of the Company that a director, officer or employee of the Company (or any other person subject to this policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:
1.engage in any transactions in the Company’s securities, except as otherwise specified below under the heading “Exceptions to this Policy;”
2.recommend to another person at any time that they buy, hold or sell Company securities;
3.disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection and authorized external disclosure of information regarding the Company; or
4.assist anyone engaged in the above activities.
The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.
The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait or consider other alternatives of advanced planning discussed below (such as, a 10b5-1 Automatic Trading Program).
It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and prohibited by this policy. Liability in such cases can extend both to the persons to whom the insider disclosed material nonpublic information – the “tippees” – and the insiders themselves – the “tippers.” In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee.
In addition, it is the policy of the Company that no director, officer or employee of the Company (or any other person subject to this policy) who, in the course of working for the Company, learns of or is otherwise aware of material nonpublic information about another publicly traded company with which the Company does business, including a partner, vendor or collaborator of the Company, may trade in that company’s securities until the information becomes public or is no longer material.
There are no exceptions to this policy, except as specifically noted above or below.

TRANSACTIONS SUBJECT TO THIS POLICY
This policy applies to all transactions in securities issued by the Company, including common stock and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market, but also any other purchases, sales, transfers or acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect financial exposure to changes in the prices of these securities.
PERSONS SUBJECT TO THIS POLICY
This policy applies to all directors, officers and employees of the Company and its subsidiaries. This policy also applies to your affiliates, members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund). The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related-Persons.” You are responsible for making sure that your Related-Persons comply with this policy.
MATERIAL NONPUBLIC INFORMATION
Material information
It is not always easy to determine whether you are aware of material nonpublic information. But the primary factor that courts use to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to buy, sell or hold the securities, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.
There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of the facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy and there may be other types of information that would qualify as material information, so use this list merely as a non-exhaustive guide:
•financial results or forecasts;
•new products, features or processes;
•acquisitions or dispositions of assets, divisions or companies;
•public or private sales of debt or equity securities;
•stock splits, dividends or changes in dividend policy;
•the establishment of a repurchase program for the Company’s securities;
•contract awards or cancellations;
•management or control changes;
•employee layoffs;
•a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;
•tender offers or proxy fights;
•accounting restatements;
•litigation or settlements;
•impending bankruptcy;
•gain or loss of a license agreement or other contracts with customers or suppliers; and
•pricing changes or discount policies.
When information is considered public
The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally, information will be considered publicly disseminated for purposes of this policy after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday. Depending on the circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with the Company’s Corporate Disclosure Policy.
QUARTERLY TRADING BLACKOUTS
Directors, officers and employees of the Company who have been identified on Exhibit A to this policy and who we refer to as our “Covered Insiders,” are most likely to have regular access to material nonpublic information about the Company. Even if you are not a Covered Insider, however, following the procedures listed below may assist you in complying with this Policy. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or the Head of Legal Department may designate additional Covered Insiders on Exhibit A to this policy or remove individuals or groups of individuals from this list.
We require Covered Insiders to do more than refrain from insider trading. To minimize even the appearance of insider trading among our Covered Insiders, we have established “quarterly trading blackout periods” during which our Covered Insiders and their Related-Persons – regardless of whether they are aware of material nonpublic information or not – may not conduct any trades in Company securities without obtaining express permission from the Company’s Head of Legal Department or the Designee (as defined below), as described below. That means that Covered Insiders and their Related-Persons will generally be able to trade in Company securities only during limited open trading window periods that will begin after one full trading day has elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not conduct any trades in Company securities if you are in possession of material nonpublic information or without pre-clearing with the Company’s Head of Legal Department or the Designee.
For purposes of this policy, each “quarterly trading blackout period” will begin at the end of the day that is the 14 calendar days prior to the end of the last month (e.g., December 18, 2022, March 18, 2023, June 17, 2023, September 18, 2023 and December 18, 2023) of each fiscal quarter and end after one full trading day has elapsed since the public dissemination of the Company’s financial results for that quarter. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Executive Officer, Chief Financial Officer or the Head of Legal Department, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.
A Covered Insider who believes that special circumstances require such Covered Insider to trade during a quarterly trading blackout period should consult the Head of Legal Department. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Head of Legal Department concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.
EVENT-SPECIFIC TRADING BLACKOUTS
From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. In such cases, the Company’s Head of Legal Department or another senior executive may notify particular individuals that they and their Related-Persons should not engage in any transactions involving the purchase or sale of the Company’s securities or the securities of another company. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading blackout.
The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

EXCEPTIONS TO THIS POLICY
This policy does not apply in the case of the following transactions, except as specifically noted:
1.Option Exercises. This policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already-owned the Company stock. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, even if for the purpose of generating the cash needed to pay the exercise price or pay taxes.
2.Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations resulting from the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes; provided, that Covered Insiders may sell-to-cover that number of shares of the Company’s securities necessary to satisfy the Company’s tax withholding obligations upon the exercise or settlement of options or other equity awards granted under the Company’s equity incentive plans if such sell-to-cover arrangement is effected pursuant to either (i) terms provided in the award agreement governing the applicable equity award or a program implemented by the Board of Directors of the Company or a duly appointed committee thereof or (ii) a written election (which may be changed or terminated) by such Covered Insider, provided that in the case of an individual election (a) the election (including any changes to or termination of any election) is made during an open trading window period prior to the exercise or settlement of such options or other equity awards and (b) at the time of such election, change or termination, as applicable, such individual is not in possession of material nonpublic information about the Company.
3. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by the Company, directors, officers and employees of the Company may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an eligible person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating the Company and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by the Company’s Head of Legal Department before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
4.Gifts. This policy does not apply to bona fide gifts of Company securities that have been pre-cleared by the Company’s Head of Legal Department or the person(s) designated by the Company’s Head of Legal Department (the “Designee”). Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance must be obtained at least two business days in advance of the proposed gift, and pre-cleared gifts not completed within five business days will require new pre-clearance.
SPECIAL AND PROHIBITED TRANSACTIONS
1.Inherently Speculative Transactions. No director, officer or employee of the Company may engage in short sales, transactions in put options, call options or other derivative securities (other than warrants issued by the Company) that are inherently speculative transactions with respect to the Company’s stock, whether on an exchange or in any other organized market or otherwise, unless such transaction has been pre-cleared by the Company’s Head of Legal Department or the Designee.
2.Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, officer or employee to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Company director, officer or employee may no longer have the same objectives as the Company’s other shareholders; therefore, the Company directors, officers and employees are discouraged from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities. Any director, officer or employee of the Company who decides to enter into a hedging transaction must pre-clear such a transaction with the Company’s Head of Legal Department or the Designee.
3.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, the Covered Persons and Related-Persons are prohibited from holding Company Securities in a margin account subject to regulatory or other margin calls or otherwise pledging the Company’s securities as collateral for a loan, unless such person has obtained pre-clearance from the Company’s Head of Legal Department or the Designee for the proposed transaction. The Head of Legal Department may establish additional criteria for pledging transactions that do not require such pre-clearance.
4.Standing Orders. Standing orders (except standing orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when the Company director, officer or employee is in possession of material nonpublic information. the Company therefore discourages placing standing orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.
PRE-CLEARANCE AND ADVANCE NOTICE OF TRANSACTIONS
In addition to the requirements above, Covered Insiders who are identified on Exhibit A to this policy and Related-Persons are subject to pre-clearance requirements face a further restriction: Even during an open trading window period, Covered Insiders and their Related-Persons may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Company’s Head of Legal Department or the Designee at least two business days in advance of the proposed transaction. In the case of any transactions by the Company’s Head of Legal Department, pre-clearance would be obtained from the Company’s Chief Financial Officer. The Company’s Head of Legal Department or the Designee will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within three business days will require new pre-clearance. The Company may choose to shorten this period.
Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Officer or the Head of Legal Department. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Officer and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
SHORT-SWING TRADING, CONTROL STOCK AND SECTION 16 REPORTS
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
POLICY’S DURATION
This policy continues to apply to your transactions in the Company’s securities or the securities of other public companies engaged in business transactions with the Company even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

INDIVIDUAL RESPONSIBILITY
Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of material nonpublic information. Each individual is responsible for making sure that they comply with this policy, and that any family member, household member or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any director, officer or employee of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.
PENALTIES
Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Head of Legal Department (as applicable) at trade@grindr.com. Please also see Frequently Asked Questions, which are attached as Exhibit B to this policy. Once you have reviewed and understand this policy, please sign the Acknowledgement form attached to this policy as Exhibit C and follow the instructions therein.
AMENDMENTS
The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend or alter this policy at any time and for any reason.